Exhibit 10.5

December 22, 2010

AIG Commercial Equipment Finance, Inc.

5700 Granite Parkway, Suite 850

Plano, Texas 75024

RE:

Extension of Forbearance Period in connection with Specified Events of Default under that certain Loan Agreement dated February 29, 2008 by and among AIG Commercial Equipment Finance, Inc., Amoros Maritime Corp., Lancaster Maritime Corp., Chatham Maritime Corp. and the guarantors party thereto (as amended, the “Loan Agreement”).

Reference is hereby made to (i) the Loan Agreement, (ii) the Letter Agreement dated as of September 30, 2010 (the “Forbearance Letter”) whereby you agreed subject to the conditions therein to forbear from exercising any of the rights or remedies arising from the Specified Events of Default as provided therein, and (iii) the Letter Agreement dated as of November 12, 2010 (the “First Forbearance Extension Letter”) whereby you agreed subject to the conditions therein to a Forbearance Extension Period ending no later than December 29, 2010.  Capitalized terms defined in the Loan Agreement, the Forbearance Letter, the First Forbearance Extension Letter or the Notes (as defined in the Loan Agreement) and not otherwise defined herein are used herein as therein defined, as applicable.

In order to allow time for TBS International public limited company and its affiliates to work with their various lenders, including you, towards a mutually agreeable solution on their outstanding indebtedness (without any obligation on your part), we hereby request that you extend the Forbearance Extension Period set forth in the First Forbearance Extension Letter until the earlier of (i) the occurrence of a Forbearance Termination Event (which shall include, without limitation, the occurrence of a breach by TBS International public limited company or any of its affiliates of any of their obligations under this letter, the First Forbearance Extension Letter or the Forbearance Letter) and (ii) 12:01 am on February 1, 2011 (the “Amended Forbearance Extension Period”).  TBS International public limited company and its affiliates agree that they shall not make principal payments to any creditor prior to the expiration of the Amended Forbearance Extension Period. TBS International public limited company and its affiliates acknowledge and agree that a late charge equal to 5% of the past-due principal under the Loan Agreement is owing, and that a late charge equal to 5% of all principal that hereafter becomes past-due under the Loan Agreement will be owing. TBS International public limited company and its affiliates acknowledge and agree that interest has been accruing on the outstanding principal balance of each Note at the Default Rate since October 12, 2010 and will continue to accrue at the Default Rate.  TBS International public limited company and its affiliates agree to work diligently and use commercially reasonable efforts to deliver to you on before 12:01 am on February 1, 2011 a letter of intent from the major stockholders of TBS International public limited company with respect to an equity investment in TBS International public limited company and its affiliates in an amount, on terms and subject to conditions acceptable to you.

By counter-signing this letter, you agree, subject to the conditions and other provisions in this letter, the First Forbearance Extension Letter and the Forbearance Letter, to forbear from exercising any of the rights or remedies arising solely from the Specified Events of Default (which shall solely include (in addition those identified in the Forbearance Letter and the First Forbearance Extension Letter) defaults arising from the suspension of payments by TBS International public limited company and its affiliates of certain scheduled principal installments owing in respect of Indebtedness of such persons during the Amended Forbearance Extension Period, as more particularly described on Schedule 1 hereto) on the terms set forth in the Forbearance Letter and the First Forbearance Extension Letter, as modified by the terms above.  TBS International public limited company and its affiliates agree that all of your rights and remedies are expressly reserved by you and may be immediately exercised by you upon the expiration or termination of the Amended Forbearance Extension Period.

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Very truly yours,

TBS INTERNATIONAL PUBLIC LIMITED COMPANY

By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President

Acknowledged and Agreed provided and conditioned that all of the lenders identified on the attached Schedule 1 and all of the lenders identified on Schedule 1 attached to each of the Forbearance Letter and the First Forbearance Extension Letter, have also countersigned on or before December 29, 2010 a forbearance letter agreement containing the same terms as this letter agreement and with no other lender receiving more favorable terms than you are receiving under this letter, the Forbearance Letter and the First Forbearance Extension Letter.

AIG COMMERCIAL EQUIPMENT FINANCE, INC.

By:	/s/ Joe Gensor
Name: Joe Gensor
Title: Vice President

Schedule 1

Facility	Principal Amount	Date
Bank of America Facility, as amended and restated on March 26, 2008	$9,500,000	December 31, 2010
AIG Loan Agreement dated as of February 29, 2008	$1,750,000	January 1, 2011
DVB Facility dated as of January 16, 2008	$2,608,000	January 25, 2011